Exhibit 99.2

VIAVID
communications simplified.

ReposiTrak, Inc.

Fiscal First Quarter 2025 Earnings Call

November 14, 2024

C O R P O R A T E P A R T I C I P A N T S

Rob Fink, Investor Relations, FNK IR

John Merrill, Chief Financial Officer

Randall Fields, Chairman & Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings, and welcome to the ReposiTrak Fiscal First Quarter 2025 Earnings Conference Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If you would like to ask a question at that time, please press star, one on your telephone keypad. As a reminder, this conference call is being recorded.

It is now my pleasure to introduce your host, Rob Fink with FNK IR. Mr. Fink, you may begin.

Rob Fink

Thank you, Operator, and good afternoon, everyone.

Thank you for joining us today for the ReposiTrak Fiscal First Quarter Earnings Call. Hosting the call today are Randy Fields, ReposiTrak’s Chairman and CEO, and John Merrill, ReposiTrak’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations.

ReposiTrak’s remarks are subject to risks and uncertainties, which actual results may differ materially. Such risks are discussed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the company issued a press release overviewing the financial results that will be discussed on today’s call. Investors can visit the Investor Relations section of the Company’s website at repositrak.com to access this press release.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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With all that said, I’d now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Rob, and good afternoon, everyone.

As you know, we communicated just a short time ago, our fiscal 2024 results. Since then, our strategy has not changed and our September financial results further validates our long-term strategy. Many of you have asked me when will we see the hockey stick and traceability revenue.

As we’ve always said, we will add customers at a governed pace, regardless of opportunity, deadline product, service or short-term expectations. We will never trade speed for flawless execution, never happen. As you know, food contamination is front page news, almost daily. E.coli with diarrhea, and salmonella. Eggs, deli, meat, basil, cheeses, and even frozen waffles and pancakes, just to name a few

Household names such as McDonald’s, Boar’s Head, Trader Joe’s, and BrucePac have all been affected. Big or small no company is immune to the risk of food contamination. ReposiTrak’s suite of food safety applications to address these issues is unmatched. However, it is a complex, multi-step process. There’s a discovery phase to establish FDA requirements and help a supplier identify what and where the required data lives.

Remember, as we communicated before, more than 70% of suppliers do not even have an IT department. Then there is an evaluation phase whereby we investigate how we can assist them in distracting the required data. Data is collected in files and various emails written manually or live in one of the suppliers several systems.

Then there is an implementation phase whereby the data needs to be extracted routinely, stored, and forged along the supply chain accurately and in accordance with the FSMA 204 requirements. It is not a one size fits all. It is Complex, but that’s what we excel.

While traceability is top of mind, all of our lines of business deliver a significant customer advantage to make food safer, discovery, supply chain and compliance, which includes traceability. We have over 100 years of combined management and board experience in the supply chain and food distribution space.

While delivering food safety solutions, our operating philosophy is quite simple: delivering superior solutions at the lowest price with perfect execution; increase recurring revenue in all lines of business; rationalize revenue expansion with cost, expand margins, these include gross margins, operating, and net margins; grow net income, grow EPS and drive cash balance even faster; return capital to shareholders. It’s a very simple set of concepts, but this requires flawless execution without losing sight of the objectives, making food safer,

Our cash balances continue to reach record levels; $25.8 million cash in the bank as of the September quarter. Bear in mind, this is net of the over $20 million in capital returned to shareholders through a growing common stock cash dividend, the redemption of preferred and common shares and paying off all bank debt since we instituted our capital allocation strategy only a few short years ago.

This performance comes as we invest significantly in sales, marketing, and automation tools to drive the onboarding of traceability customers. The contribution from traceability is only just beginning to impact our overall revenue results and that contribution continues to accelerate in conjunction with consistent growth and compliance in supply chain offerings.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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I remain confident that traceability, growth and our legacy services will double our annual recurring revenue run rate over the next several years, maintaining 80% gross margins, driving higher earnings per share and increased operating cash flow.

Let’s get to the September numbers. For the first quarter fiscal 2025, total revenue was up 8%, $5.4 million versus $5.1 million. Recurring revenue increased 6% from $5 million to just under $5.4 million. This was the result of higher subscription revenue and setup fees due to the increased number of suppliers onboarded during the quarter.

Recurring revenue was 98% of total revenue. The decrease from 99% to 98% from the June quarter was a result of higher setup fees due to higher number of supplier onboards, which by nature are not recurring.

Operating expenses increased 3% to $4 million versus $3.9 million. The increase in OpEx expenses was the result of the ongoing investment in development of automation tools and investment in sales and marketing. Income from operations increased 23% from $1.2 million to $1.5 million. GAAP net income increased 21% to $1.7 million versus $1.4 million.

GAAP net income to common shareholders increased 26% from $1.2 million to $1.6 million in fiscal 2025. Basic earnings per share was $0.09 per common share, compared to $0.07 per share last year.

During the quarter, our cash generation permitted us to redeem another 70,000 shares of preferred stock at the $10.7% redemption price for just under $750,000. We continue to reiterate our goal to redeem and retire all the preferred shares in the next two years. As we communicated previously, we have paid off all bank debt. Given our strong balance sheet and consistent cash generation, we chose not to renew the $10 million line of credit with the bank.

The long-term liabilities we currently maintain are capital leases, which has allowed us to scale investing in storage redundancy systems and upgrades to existing processing capabilities as our needs grow.

This performance comes as just 6% of our total revenue is coming from traceability. We expect the contribution from traceability will increase sequentially throughout fiscal 2025 continuing to accelerate as we approach the January 2026 FDA deadline. Customers already in the queue to be onboarded over the next 18 months represents more than $10 million in additional annual recurring revenue or ARR.

Obviously, over that same time period, we anticipate adding many more customers to this queue. We continue to automate and facilitate a faster but moderated enrollment process with a continued goal of improving efficiency. We are getting better and better at this improving our pace at onboarding suppliers every day.

In summary, our strategy remains very simple. First, we take great care of the customer as they grow, we grow. Second, we will grow recurring revenue balancing cost with opportunity. Third, we will manage cost with long-term opportunity. These initiatives will increase net income and EPS.

We generated $1.9 million in cash from operations during the quarter. This is an increase of 23% from the same time period last year. We will continue to utilize our cash flow to stay away from debt buy that common and preferred stock and increase the common dividend as cash flow grows.

The Board continues to evaluate our capital allocation strategy and may adjust the different capital levers, whichever lever is more favorable to shareholders at that time. We’ve increased the cash dividend now twice since the Board of Directors authorized a cash dividend just a short time ago.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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That’s all I have today. Thanks everyone for your time. At this point, I’ll pass the call over to Randy, Randy?

Randy Fields

Thanks, John.

It’s really just been a short time since we’ve reported our fiscal fourth quarter results, but since then, tracing all foods, not just FSMA 204 has significantly expanded. Why? Two major catalysts have exerted pressure along with the approaching deadline. A significant consumer confidence drop in food safety and major retailers moving forward and going past the FDA list has been primary.

The bottom line is that our confidence that traceability will double the size of our company in the next three years or so. More importantly, permanently alter the food industry and in a good way, grows stronger by the day.

Let me add a little color to the catalyst that I’ve mentioned. First, Wal-Mart and Target have now joined Kroger in announcing that all food suppliers, not just those providing FSMA Rule 204 products, but all food products will need to provide end-to-end traceability information on or before the January 2026 deadline or product may be refused, think about that, refused at the distributor or the store full stop.

Second, cost and simplicity. Why in a world would you try and separate Rule 204 products from regular products, expand the labor cost and confuse all of your operations? It’s easier just to have honestly one process.

And third, this whole issue of food safety, retailers facing obviously highly publicized recalls in food safety made possible by traceability is critical to their business. They will represent more than just a marketing message, food safety will become a differentiator for retailers.

Three of the largest retailers have now arrived at the same conclusion. One process, price it all. It’s not surprising that Kroger, Wal-Mart and Target have determined that maintaining two processes. One for the so-called Rule 204 products and one for everything else is simply not practical.

Well, let’s be a straight-line for everybody doing everything? Well, likely not. Rarely are things running in the straight-line. But overall, we’re very comfortable that we’ve made the right decisions on the basis of the right strategy to position for ultimately everything being tracked and traced, it’ll make for a better world.

What this means for suppliers? Well, if they want to stay in business, it’s pretty simple. They will almost certainly need to comply with traceability requirements, market determined requirements, not FDA requirements. Supplying data in an acceptable format upstream, downstream as product moves through the supply chain.

To be clear these three big retailers, they’re not our clients, but many of their suppliers are ReposiTrak clients. ReposiTrak enable suppliers to provide data to those who need to receive it, including major retailers, like, Kroger Wal-Mart and Target, just to name a few. More importantly, this is becoming a massive signal to all suppliers that traceability is not optional, it’s the way business will be done. It’s a mandate.

The second major new catalyst was a series of terrible recalls. We’ve all heard about the listeria outbreaks Boar’s Head, BrucePac Treehouse, just named a few, at least the dozen dead to many dozens hospitalized and potentially hundreds sick. This situation is precisely why the FDA traceability was put in place.

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Product contamination represents a major risk for retailers and their brands costing them customers legal fees and reputation. Being able to respond quickly identifying and isolating potential problematic products is obviously essential to their business. It’s only possible with traceability.

Otherwise without detailed traceability, you’re throwing the proverbial baby out with the bath water, meaning that every time there’s a contamination issue, you empty your shells of the product as you have no visibility to a specific lot or batch code that was affected. The ReposiTrak traceability in every respect continues to exceed our expectations.

The size and scope of the market continues to grow, in some cases, frankly exponentially from what we were anticipating. Given the expansion of now three top food retailers to trace all food products, our hope that the timeline will be extended by the FDA is becoming less and less relevant every day. As we keep saying, traceability is no longer a regulatory issue, it’s a market competitive issue, which is a much stronger pressure from the market perspective.

We don’t see the election the President Trump has a risk to traceability at this point. It’s too far along, too important to major retailers who are dealing with life and death. We continue to hope the deadline is somehow pushed out so the industry has time to adapt, but we don’t anticipate any risk from political change. To be clear, major retailers are pulling the time line in even more aggressively than the FDA pushed the timeline of January 2026. The FDA is unlikely to change those timelines independently that were set by major retailers. As more retailers join the early adopters, the FDA’s role in driving timing will continue to diminish.

Meanwhile, we have and will continue to fine tune our automation tools to drive more efficiency and hence cost savings from our scaling. It’s actually become a daily activity of ours to focus on changes to our onboarding automation, the scale it even faster by making it easier and easier for our customers to self-implement.

Ultimately, remember there are hundreds of thousands of facilities that we’ll have to learn to do traceability. A brand new activity they’ve never done before and it has to be implemented with a high degree of automation. Our team is the best literally, I’m not just saying this. Our team is the best that it can be at observing and making changes on a daily basis and having new releases daily to continue to improve our process. It’s an obsession of ours.

This tuning effort is part of our culture and it’ll persist for years. In compliance management, we’ve improved our productivity by literally, seriously a factor of 10 and I suspect we’re going to get the same kind of result with our automation for traceability onboarding.

Our pace of onboarding continues to get faster and faster, in fact, it’s really kind of fun to watch daily, frankly, the result is even more than John and I expected in this short period of time. We told you before, that it would be picking up. Boy, is it picking up! First, our focus is and always has been on the needs of our customers. That’ll never change.

Traceability is a new process for suppliers and wholesalers and the new operational challenge, as well. Our goal is to provide the solution and do it at a price point that encourages widespread industry adoption. This obviously enables us to capture further market share.

We have a business model that is structurally profitable. We’ve priced the ReposiTrak traceability initiative, in line with historical gross margins for our compliance and other offerings, but honestly, it’s considered cheap by the user community, just what we want. Perceived as cheap to them and profitable to us.

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Second, we’ve always recognized that there would be add-on services that will drive additional revenue for end-customer for us. That will provide tangible value, not just for our customer, but earnings for the shareholder. I’ll add more color to this likely in our next earnings call, but keep in mind bringing these services to market too soon complicates the story and we’re heads down now bringing on thousands upon thousands of suppliers for traceability.

Demand for additional customers to join the RTN is not abating, but actually accelerating We currently have 4,000 companies representing more or less we think 5,000 facilities that are being actively enrolled by our retail and wholesale customers, and adding more and more every day. It’ll take 18 to 24 months to onboard these suppliers and have them all generating revenue.

Those 4,000 suppliers that are in hand today that are being required to enroll by their hubs represents about $10 million more or less in incremental, annualized revenue over the next 24 months. But while we’re onboarding those 4,000, we should certainly add at least that number again to the list, effectively enabling us to double the size of the Company as we’ve been saying over the next few years.

In the first fiscal quarter of 2025, traceability contributed 6% of recurring revenue. We expect this contribution to accelerate throughout the fiscal year, both in terms of recurring revenue and as a percent of our consolidated revenue, our monthly onboarding is growing rapidly. When one thinks about the so-called inflection point, it’s fair to say, oh God, I love saying this, it’s fair to say we are inflected.

Over the next year, both the pressure of market forces continued automation in the absolute number of new hubs is likely to reduce the conversion time from signing the hub to generating revenue from suppliers. We are getting better and better every day, seriously, daily. While it is clear our urgent focus is on traceability, our compliance and supply chain businesses continue to grow.

Our 8% growth in the first fiscal quarter was due to growth in virtually every part of our business. We continue to believe that we can double our annual revenue run rate within the next few years. Our growth must be however managed, otherwise, we will short change or confuse our existing customers or do less than our normal superb work for them.

In other words, the current time, we find ourselves constrained on growth, not by demand but the View that management has and each and every implementation has to be handled perfectly. We will not sacrifice quality for speed, not now, not ever. Our business model is simple. It ensures simultaneously delivering success to our customers and consistent growing profitability to our shareholders.

If you look at our financial results that’s self-evident, Operating income was up 23%. Our net income up 21% and our net income to common shareholders up 26%, all of that on 8% revenue growth. Frankly, John and I don’t see any reason why that phenomenon will not continue. This enables us to return more and more capital to shareholders.

As we announced on the September call, the Board approved another 10% increase for quarterly cash dividend to what about $7.26 per share per year. As we continue with our capital allocation strategy announced a few years ago, we’ve redeemed preferred, common, paid off the bank debt, increased, the common dividend twice, and still have $25 million of cash in the bank.

We have lots more work to do, but I am incredibly proud of what the team has done so far. We obviously feel very, very good about where we are and how we’re positioned for the future.

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So, with that, I’d now, like to open the call for questions. Operator?

Operator

Thank you.

At this time, we’ll be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Our first question comes from Thomas Forte with Maxim group. Please proceed with your question.

Thomas Forte

Great. First off, Randy and John congrats on the quarter. My initial list has five questions. But depending on your answers, I might add one or two. The first question I’ll go one at a time.

Randy, are Wal-Mart, Target and Kroger setting the industry standard or our smaller food retailers unable to follow suit?

Randy Fields

Well, my guess is that, given those three guys, those three companies have really smart leadership. They saw an opening based on what was happening in the area of food safety. I think they decided to claim the high ground. The question is, can smaller companies compete? And the answer is, yes, if they use us - and I don’t mean that to sound arrogant - if they use us they certainly can be at least competitive.

But, this just changes the landscape. Think of the marketing advantage of being able to say, everything you buy from us, everything you buy from us, we’ll be able to trace back to its origin. If something happens, we’ll be pronto. We’ll get the product off the shelf and make it a safer environment. I think competitively it’s better to do that then say, hey, our food might kill you, but it’s cheaper.

I don’t see that. I think the answer really is, the big guys have established what the market basics are going to be in terms of how to compete and everybody else over time will have to find a way to do the same thing.

Thomas Forte

Okay. Then you gave a lot of comments on this question. I’ll try to simplify, 6% of sales in the September quarter were traceability. What could it be in the year?

Randy Fields

Well, what you’re going to see, remember, I did say, it was so fun to say, we are inflicted. What that implies is that, maybe not every single quarter, but probably most quarters, the percentage of our business coming from traceability will be increasing. At some point in the next three years, you can fully expect that number goes to 50%. How do we get to that number? It’s pretty easy. It’s derivative. If we double our revenue and say year three, call it $40 million of revenue and we have our same $20 million base, that $20 million incremental is all coming from traceability. It’s perfectly reasonable to assume that half of our revenue in three years – two to three years will come from traceability and then the couple of years after that, it’ll probably go even higher.

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Thomas Forte

Okay. Then, apologize some of these are repeats. Ones I like to ask every quarter. Your current thoughts on adjacent markets and then I consider restaurants, food adjacents and healthcare, regulatory adjacents.

Randy Fields

Well, there’s certainly tremendous opportunities in the non-retail food space and that includes restaurants, that includes all of those outlets, convenience stores, where people buy food. But we see those markets as substantially smaller - the way we go to market - then the retail food business. We’ll inevitably be in those areas by virtue of the fact that the suppliers that we work with sell to both segments.

For example, if you buy products from Kraft, those products could end up being bought and sold in a retail food channel or in a restaurant. The supplier crossover is very high, which means inevitably we will be doing business in those industry segments, as well.

We just don’t see them off the bat as having the same potential. And critically important, just critically important is for us to keep heads down. The, I want to be cautious how I say this be incredibly focused on the customer experience. Something to remember is, there’s almost nothing our company has done historically that wasn’t what I call improve on the current state. For example, when it came to compliance management, did we invent the idea of compliance manager? Nope. But we certainly developed a technology in a way of doing it that was superb by standards of the market. That’s why we’re so dominant in that compliance management space.

So, almost everything we’ve done, supply chain, forecasting, ordering has existed. But no one has done traceability before. It’s never been done. It’s a space that not only are we I’m going to call it inventing, not only are we incrementing how people think of it, but there’s a business reality that people have not done traceability before.

They have to figure out how do we get this into our workflow? How do we get it into our administration system? How do we give in billions of transactions? And by the way, there’s going to be a pick your number, $100 billion transactions that get recorded every year now, $100 billion.

It really doesn’t matter what error factor you would apply to that. Let’s suppose people are really terrific and the error factor is 2%. We’re talking about $20 million errors per year that have to be tracked down mandate corrected.

So, the reality is, this is not something this industry has ever done. To a certain extent, we’re having to deal with - I am going to call it the novel nature of it. We’re helping to allow these companies to experiment and ultimately come to grips with the fact that traceability is here to stay, but there are easy ways to do it.

So, this is a whole different thing that I think people imagine. There is no traceability that have been done to-date and now people everybody’s going to have to do it simultaneously. Hopefully, it doesn’t look like a goat rodeo, but there’s a certain element where people, oh, I’ll use the blockchain, blockchain my ass.

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What we need to do is to find a simple easy way for people to do traceability. We certainly have that. The fact is that we’ll get more than our fair share in the market for helping people be able to track and trace their products.

It’s do or die. Seriously, it is do or die. Because if you don’t do traceability as a supplier, we weren’t kidding. Where companies are saying I can’t accept product from you. You can ship it. I just can’t accept it. This is a do or die situation. People are going to learn to do it, come hell or high water, and we want to be part of that.

Thomas Forte

Okay. I’m adding a question to my list. Maybe John can answer this one. How should we think of the composition of the growth of the 94% of revenue that wasn’t traceability?

John Merrill

You mean, in terms of compliance and supply chain?

Thomas Forte

Yeah. Was one product in particular?

John Merrill

Pretty much 50/50? They are complementary. It’s pretty much 50/50.

Thomas Forte

Okay. You’re saying that of the business that wasn’t a traceability, it’s performed well as a group. There were no outliers?

John Merrill

No, no.

Thomas Forte

Okay good. All right. Then, capital allocation, I apologize if this sounds greedy, but you’re paying off the preferred. You have a quarterly dividend and you’ve historically bought back shares. Under what conditions would we have an “and” situation where you would pay off the preferred and buyback the common?

John Merrill

I don’t think our strategy has changed. It is take half the cash from operations, put half in the bank and buy basically either common or preferred or increase the dividend. I think we continue to Redeem preferred that will not change. I think we’ve done now, call it $750,000 each quarter for the last, I don’t know four, five quarters. I don’t expect that to change. We just increase the dividend. We have no debt. Obviously, once the preferred is bought back, we would resume the common or increase the dividend.

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The capital allocation strategy won’t change. Obviously, with the cash generation that we have, it’s not a bad problem to have. But we’ve solved a lot of a things that other companies have which are debt or a complicated cap structure. I don’t believe that will change over the next two to three years.

And if you look at the mathematics, it’s not a forecast, but if you double the size of the company, from a revenue standpoint and recurring revenue, then you have no debt. You’ve paid off the preferred. Obviously, you are doing either M&A, building even a more of a fortress balance sheet or you are returning more and more capital to shareholders.

Sorry for the longwinded answer. But at least Randy was longer than I was.

Thomas Forte

So, all right. John, I don’t know if I heard the number from you. Do you like to give the number on the cost of running the business? Has that changed?

John Merrill

Except for—I’ve always said it takes $12 million to run the place. Well, obviously, with an increase in revenue, you’ve got more commission. There is payroll taxes that go along with it. We did invest as you’ve seen in the sales and marketing, that’s not a—that’s an investment for the future, but obviously as the education increases and traceability is a household name, we—I can’t tell you how much we have spent in terms of time and dollars educating people on traceability.

As that awareness grows, then our expenditures on sales and marketing, and I would say I would go back to kind of the pre-education time. But absent variable costs associated with sales, I maintain the same thing. Fix $12 million to run this place. Take the accounting of bad debt and stock comp out of it. It’s the same amount. I don’t expect it to grow materially. Will it be up before up 10% in revenue, it grows, 2%, I think that’s reasonable.

Thomas Forte

All right, and I’m trying to think of the way to phrase this other than the firing the customer away. Can you give your updated thoughts on the efforts you’ve undertaken to make sure that all your customers are of the highest margin?

John Merrill

What does that mean? What do you mean? You mean, revenue margin?

Thomas Forte

Sorry, you John, you’ve been pretty explicit for I think the last, I don’t know, 12 to 18 months about turning out of some customers where you weren’t getting as favorable margins. I didn’t hear that in your prepared remarks, so I just - I don’t know if that means you’re done, done or what does that mean?

John Merrill

Well there’s probably, yes let me interject go ahead.

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Randy Fields

We may never be done with that meaning, as a company, we think it’s important that our customers experience us successfully, and that we experience them successfully. That makes for a relationship. Over time, it’s possible that if we change our offerings, etc., we sunset other services, we’re brave enough to say, it’s no longer a good fit for the customer.

Over the years, we’ve been, I think pretty good about what I call pruning the business to the advantage of the customer, meaning we’re leaving you behind because we’re going in the different direction. Then secondarily, from a focus perspective, and I know this is hard for Wall Street, by staying focused on fewer things executed hopefully, more brilliantly with a higher level of automation, we actually net improve the margins across the business.

We don’t have any plans now to do anything. We love where we currently are. You’re going to see this, I love this word, we be inflected. As the inflection starts to show up more and more in the numbers, we feel better and better about where we are. But we’re brave enough. Tom, if a year from now it turns out we have some area of the business that doesn’t look to have a future, we will sunset it. It’s just our nature. Pruning is a good thing.

Thomas Forte

Okay. Right. I remember pruning for next quarter. All right. Then, you like to use the word automation a lot. I’m going to use the sexier word AI. Can I get your quarterly update on your AI efforts?

Randy Fields

Yes. Yes. The way we approach a scaling activity is that it’s not a people problem, it’s a process problem. Now, I don’t know that that’s universally true in the world, but for us, it’s always true that when we’re trying to scale something go from doing one a week to one a minute, when we see that as the goal.

We assemble our literally our best and brightest the highest-level people in our company, you’ll be flabbergasted, that the size of the team. It’s a significant proportion of our total team. We pull apart the process. We document every single step to get it done. We work backwards from what’s the result and where are we today?

And we dissect that. Then we build a tool that leads the customer through that process just as if a human were doing it. Maybe we’re not as smart as we ought to be, but I can tell you that every time we do that, we have to tune it. Literally, I wasn’t kidding with my remarks, when I said today, we talked about our wizard being introduced nine months ago, year ago, whenever it was. It’s out there in the wild.

And wow, most companies would say, oh, look at this, you’ve gone from just a few to dozens per day or 100 or 200 a week. But, that’s not how we think. How we think is every day, every single day, have that team meet, digest what we’re doing, figure out what’s wrong in the wizard. In fact, you’ll get a kick out of this.

Guess what we call the meetings to talk about getting the wizard better. We call it the baby is ugly. We start from a pretty negative perspective, our baby is ugly, we accept that. It can be - the baby can be way prettier than the baby is today. But you have to start from it ain’t great, it’s only pretty good. Day by day, we come up with little things that can change what we’re doing to get to an extremely high level of automation.

So, just if you were wishing and hoping and thinking about the future, we think one day - this is not a forecast - one day we will have hundreds of thousands of users in traceability. Not 5,000, not 10,000, not 50,000, hundreds of thousands. To get from here to there, we could - I suppose you’d hire a grundle of people, you’d end unemployment in India or some place.

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But, what you want is to do it extraordinarily profitably on the one hand but have each customer had an experience. That at the end of it, they say, wow, that was easy. That was easy. Because easy doesn’t seem to exist in today’s world. Conceptually, we keep focusing on the automation tools. We’re not adding people to the process, because for us nine women in a room for a month do not equal a baby.

We want a process that can be run by a customer, managed by a customer to lead to exquisite results. It’s a different way of being in the world. That’s why, we don’t know, but let’s say three years from now we’re doing 40 million or 50 million a year. One question you would ask is, well, how many more people do you need to do that? The answer is, I don’t know, handful. Five, it maybe six. We will not be scaling the people, we will be scaling the process. I know it’s a different approach. But it’s better for the customer. It’s definitely better for the customer. That’s why we do it that way.

Did that—part of that part of that is AI, but not all of it.

Thomas Forte

Okay. One last question and if you answer in a way that I want to ask another one. Can you give your current thoughts on strategic M&A? But I want to add a layer to it. Could you acquire a business to accelerate your onboarding efforts?

Randy Fields

We don’t think so. Not at this point. The reason is, even if it could, we’ve got what I call, intersectionality problem, meaning, suppose we buy something, it takes us a year to integrate it. It distracts us, but a year from now it triples us. We’re going to triple and we’re going to triple our onboarding in a year without doing anything else.

In other words, it might get in the way. We can’t take the risk. That’s really kind of where we are. We cannot take the risk. We can afford the risk, obviously. But, it’s not worth the risk to the shareholders and more importantly, the customers to try and do more faster by buying a company that says, they’ll help us.

We’re as good at this as anybody in the planet. Seriously, we’re already that good. But now I want to go to a whole different level of good. I think we know how to do that. We’ve done it before. We did it in our compliance management. Year one in compliance management, we had five people and we did 200 connections. The next year, we had 10 people and we did 2,500 connections. The year after that, we had ten people and we did 10,000 connections.

We get scaling. Whoa, do we get scaling? But it requires automation, not people. Another company couldn’t really bring us a set of tools. Our tools are integral to the applications we have. It’s part of our competitive advantage, is this amazing development environment that lets us build things quickly and effectively to deploy on behalf of our customers. I’m sorry, I’m not touting, just really good at this.

Thomas Forte

All right, you successfully take away my desire to ask another question or need?

Randy Fields

I’m sorry.

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Thomas Forte

Thank you. Randy. Thank you, John.

Randy Fields

Thank you.

John Merrill

Thanks Tom.

Rob Fink

Thanks Tom.

Operator

As a reminder, if you would like to ask a question, please press star, one on your telephone keypad. One moment please while we poll for questions.

We have reached the end of the question-and-answer session. At this point, I’d like to turn the call back over to Randy Fields for closing comments.

Randy Fields

Operator, thank you. John, thank you. We really feel very good about where we are. We’re happy to answer any questions as they come up. But we’re at the fasten your seatbelts point. Everybody buckle up. Thank you.

John Merrill

Thanks everybody.

Operator

This concludes today’s conference. You may disconnect your lines at this time. We thank you for your participation.

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